UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:   June 2, 2005
(Date of earliest event reported)

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	IRS Employer Identification No.

1-11337	WPS RESOURCES CORPORATION (A Wisconsin Corporation) 700 North Adams Street P. O. Box 19001 Green Bay, WI 54307-9001 920-433-1727	39-1775292

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Item 1.01         Entry into a Material Definitive Agreement

On June 2, 2005, WPS Resources Corporation entered into an unsecured $500 million Five Year Credit Agreement with U.S. Bank National Association and Citigroup Global Markets Inc., as Co-Lead Arrangers and Book Managers; U.S. Bank National Association, as Agent; CITIBANK, N.A., as Syndication Agent; and Wells Fargo Bank National Association, JPMorgan Chase Bank, N.A. and UBS Securities LLC, as Co-Documentation Agents. The new credit agreement expires on June 2, 2010. The credit syndication group consists of 15 individual financial institutions. The new facility is available to support commercial paper and/or letters of credit to accommodate business growth. The new agreement replaces WPS Resources' two former 364-day facilities, which would have expired later this year, which had an aggregate borrowing capacity of $400 million. The new credit agreement also provides more favorable terms available in the current financial markets.

The $500 million revolving credit line includes a $300 million sublimit for letters of credit, and provides for up to $20 million in swing line loans. Any amounts of letters of credit that have been issued will be reserved and will not be available for other borrowings.

WPS Resources may elect, with the approval of the company's Board of Directors, to increase the amount available for borrowing under the new credit agreement by $150 million, subject to additional bank participation.

WPS Resources has the option to borrow funds under this agreement at fixed interest rates based on WPS Resources public debt ratings, which rates are currently LIBOR plus 17.5 basis points or a floating rate equal to the greater of (a) the Federal Funds Rate in effect plus 1/2 of 1% or (b) the Prime Rate. WPS Resources will also pay a quarterly revolving fee of 7.5 basis points to the lenders and an annual administrative fee to the administrative agent, and a utilization fee of 10 basis points if outstanding loans and letters of credit exceed 50% of the agreement.

The new credit agreement contains customary events of default and customary restrictive and financial covenants, including a financial covenant regarding a maximum debt to capital ratio of 65%. The new credit agreement also includes standard provisions related to conditions of borrowing.

The obligation of the lenders to extend credit under the new credit agreement automatically terminates, and the indebtedness under the new credit agreement automatically becomes due and payable, should WPS Resources file for bankruptcy. Further, the lenders may terminate their obligations to extend credit under the new credit agreement, and may accelerate payment of WPS Resources' indebtedness under the new credit agreement, upon the occurrence of an event of default, which includes its failure to comply with the covenants contained in the new credit agreement.

WPS Resources may from time to time enter into arms length transactions and maintain customary banking and investment banking relationships with the lenders in this agreement.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
                       Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPS RESOURCES CORPORATION By: /s/ Joseph P. O'Leary Senior Vice President and Chief Financial Officer

Date: June 8, 2005

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